Exhibit 99.2

FIRST AMENDMENT TO THE
AERSALE CORPORATION 2020 EQUITY INCENTIVE PLAN

Effective as of December 22, 2020, AerSale Corporation (the “Company”) established the AerSale Corporation 2020 Equity Incentive Plan (the “Plan”). By adoption of this instrument, the Company now desires to amend the Plan to increase the number of shares of stock reserved and available for grant pursuant to the Plan by 2,000,000 and to make certain other clarifying changes as set forth below.

1.     This Amendment shall be effective as of the date it is approved by the stockholders at the Company’s 2023 Annual Meeting of Stockholders and shall be void in the absence of such approval.

2.     Section 4(c) of the Plan (Delegation) is hereby amended and restated in its entirety to read as follows:

(b)       Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any Person or Persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time. Without limiting the generality of the foregoing, the Committee may delegate to one or more officers of any member of the Company Group the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election which is the responsibility of, or which is allocated to, the Committee herein, and which may be so delegated as a matter of law, except for grants of Awards to Non-Employee Directors and to Persons who are or may become upon hiring subject to Section 16 of the Exchange Act. Notwithstanding the foregoing in this Section 4(c), it is intended that any action under the Plan intended to qualify for an exemption provided by Rule 16b-3 promulgated under the Exchange Act related to Persons who are subject to Section 16 of the Exchange Act will be taken only by the Board or by a committee or subcommittee of two or more Qualifying Directors. However, the fact that any member of such committee or subcommittee shall fail to qualify as a Qualifying Director shall not invalidate any action that is otherwise valid under the Plan.

3.     Section 5(b) of the Plan (Share Reserve and Limits) is hereby amended and restated in its entirety to read as follows:

(b)       Share Reserve and Limits. Awards granted under the Plan shall be subject to the following limitations: (i) subject to Section 11 of the Plan, no more than 6,200,000 shares of Common Stock (the “Absolute Share Limit”) shall be available for Awards under the Plan; (ii) subject to Section 11 of the Plan, no more than the number of shares of Common Stock equal to the Absolute Share Limit may be issued in the aggregate pursuant to the exercise of Incentive Stock Options granted under the Plan; and (iii) during a single fiscal year, each Non-Employee Director shall be granted a number of shares of Common Stock subject to Awards, taken together with any cash fees paid to such Non-Employee Director during such fiscal year, equal to (A) a total value of $300,000 (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes) or (B) such lower amount as determined by the Board prior to the Date of Grant, either as part of the Company’s Non-Employee Director compensation program or as otherwise determined by the Board in the event of any change to such Non-Employee Director’s compensation program or for any particular period of service. To the extent the Board makes a determination pursuant to clause (iii)(B) above with respect to any year of service, such determination shall in no event be applicable to any subsequent year of service without a further determination by the Board in respect of any subsequent year of service.

4.     Section 13(c) of the Plan (Dividends and Dividend Equivalents) is hereby amended by adding the following new subsection (iv) to the end thereof to read as follows:

(iv)       For the avoidance of doubt, dividend equivalent awards may not be awarded in connection with an award of Options or SARs and in no event will any dividend or dividend equivalent award vest or be paid prior to the satisfaction of the vesting condition applicable to the corresponding Award and such dividend or dividend equivalent shall only be paid to the Participant if and to the extent that the vesting conditions related to the underlying Award are satisfied.

5.     This Amendment shall only amend the provisions of the Plan referred to above, and those provisions not amended hereby shall be considered in full force and effect. Notwithstanding the foregoing, this Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions and intent of this Amendment.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of this 14th day of April, 2023.

Aersale corporation

By:	/s/ James Fry
James Fry, Executive Vice President, General Counsel and Secretary